PROCEPT BioRobotics Reports Fourth Quarter 2025 Financial Results and Updates 2026 Revenue Guidance

SAN JOSE, Calif., February 25, 2026 -- PROCEPT BioRobotics® Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended December 31, 2025.
“In the fourth quarter, we delivered our highest procedure volume to date—approximately 12,200—and sold 65 new systems, marking our strongest capital quarter,” said Larry Wood, Chief Executive Officer. “At the same time, we took meaningful steps to position the Company for its next phase of growth. To sharpen our focus on delivering durable procedure growth, we realigned our commercial organization, established a dedicated launch team to reduce activation variability, and implemented a more disciplined handpiece pricing strategy. Furthermore, we successfully reduced field inventory levels and eliminated end-of-quarter purchasing incentives, which led to a fourth quarter revenue shortfall but improved handpiece average selling price by approximately 5%.”

Fourth Quarter 2025 Financial Results
•Total revenue of $76.4 million for the fourth quarter of 2025, an increase of 12% compared to the prior year period in 2024
•U.S. procedures of approximately 12,200 for the fourth quarter of 2025, an increase of approximately 69% compared to the prior year period
•U.S. handpieces sold of approximately 9,400 for the fourth quarter of 2025, an increase of approximately 7% compared to the prior year period
•Fourth quarter of 2025 handpiece average selling price increased 5% sequentially to $3,340
•2025 ending U.S. install base of 718 systems, representing a 42% increase compared to the prior year period
•International revenue of $9.8 million for the fourth quarter of 2025, an increase of 25% compared to the prior year period in 2024

Total revenue for the fourth quarter of 2025 was $76.4 million, an increase of 12% compared to the prior year period. U.S. revenue was $66.6 million, representing growth of 10% compared to the prior year period. The increase was primarily driven by increased handpiece revenue. U.S. handpiece and consumable revenue for the fourth quarter of 2025 was $34.0 million, an increase of 16% compared to the prior year period. U.S. system revenue for the fourth quarter of 2025 was $27.6 million, which was flat compared to the prior year period. As of December 31, 2025, the install base of robotic systems in the U.S. was 718 systems, an increase of 42% compared to the prior year period. International revenue was $9.8 million for the quarter, an increase of 25% compared to the prior year period.

Gross margin for the fourth quarter 2025 was 61% compared to 64% in the prior year period. Gross margin decline in the fourth quarter was primarily driven by lower-than-expected U.S. consumable revenue, as well as a one-time cost associated with a voluntary field action.

Operating expenses in the fourth quarter of 2025 were $77.4 million, compared with $63.4 million in the prior year period. The increase in operating expenses reflects continued investment to support commercial expansion, innovation across our BPH platform technology and increased funding for our Water IV Prostate Cancer trial.

Net loss was $29.8 million for the fourth quarter of 2025, compared to a loss of $18.9 million in the prior year period. Adjusted EBITDA* was a loss of $19.0 million for the fourth quarter of 2025, compared to a loss of $10.3 million in the prior year period.

Cash, cash equivalents and restricted cash balances as of December 31, 2025, totaled $289.5 million.

Full Year 2025 Financial Results

Revenue for the full year 2025 was $308.1 million, an increase of 37% compared to the prior year period. The growth was primarily driven by increases in U.S. revenue attributable to system placements and increased handpieces sold.

Gross margin for full year 2025 was 64%, compared to 61% for the full year 2024. Gross margin improvement was primarily due to improved overhead absorption and favorable revenue mix of U.S. handpieces sold.

Operating expenses were $300.1 million for the full year 2025, compared to $233.7 million for the full year 2024, an increase of 28%. The increase was driven by increased sales and marketing expenses primarily to expand the commercial organization, and increased research and development and general and administrative expenses.

Net loss was $95.6 million for the full year 2025, compared to $91.4 million for the full year 2024. Adjusted EBITDA was a loss of $50.2 million for full year 2024, compared to a loss of $61.1 million for the full year 2024.

Full Year 2026 Financial Guidance
“Historically, handpiece unit sales exceeded procedure volumes by approximately 8% to 16%. Going forward, we expect handpiece unit sales and procedure volumes to be closely aligned,” said Larry Wood. “While annual U.S. procedure growth will be in the range of 39% to 48%, our decision to forecast procedure and handpiece volumes in close alignment has reduced our projected 2026 handpiece revenue guidance; however, this impact is meaningfully offset by higher handpiece prices of $3,500 per unit. Considering these factors, together with the short-term disruption associated with the sales force realignment, we are resetting our 2026 guidance to $390 to $410 million, representing annual growth of 27% to 33%. We believe these actions are essential to our long-term goals of sustained high growth and establishing a favorable financial profile.”

•The Company expects revenue for the full year 2026 to be in the range of $390 million to $410 million, which represents growth of 27% to 33% compared to the prior year period
•The Company expects full year 2026 U.S. procedure growth to be in the range of 39% to 48% compared to the prior year period
•The Company expects full year 2026 gross margin to be approximately 65%
•The Company expects full year 2026 operating expenses to be approximately $350 million
•The Company expects full year 2026 adjusted EBITDA* loss to be in the range of $30 million to $17 million

First Quarter 2026 Financial Guidance
•The Company expects total procedures for the first quarter of 2026 to be in the range of 12,000 to 12,800, which represents growth of 31% to 36% compared to the prior year period.
•Total revenue for the first quarter of 2026 is expected to be in the range of $79 million to $82 million dollars, which represents growth of 14% to 19% to the prior year period.

*Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the fourth quarter 2025 financial results on Wednesday, February 25, 2026, at 4:30 p.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the links below:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/mej8z6sd/
•Dial-in registration for sell-side research analysts:
◦https://register-conf.media-server.com/register/BIf439042f85a64a1f98d8f534e4d10fcb

Investor Day in New York and Webcast
The Company will also host an in-person investor day event on Thursday, February 26, 2026, at the NASDAQ Headquarters in New York City beginning at 8:00am Eastern Time. A live, as well as an archived recording, will be available on the “Investors” section of the Company’s website at https://ir.procept-biorobotics.com.

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics’ mission is to revolutionize BPH treatment globally in partnership with urologists by delivering best-in-class robotic solutions that positively impact patients and drive value. PROCEPT BioRobotics manufactures the AQUABEAM® and HYDROS® Robotic Systems. The HYDROS Robotic System is the only AI-Powered, robotic technology that delivers Aquablation® therapy. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe, and durable outcomes for males suffering from lower urinary tract symptoms or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. The Company has developed a significant and growing body of clinical evidence with over 150 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)

This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.
The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.
Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2026, statements regarding the potential utilities, values, benefits and advantages of Aquablation therapy performed using PROCEPT BioRobotics’ products, including AquaBeam or Hydros Robotic Systems, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on the Company’s current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which the Company is not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, procedure growth, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margins, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 27, 2025, and amended on April 11, 2025, and subsequent quarterly reports on Form 10-Q. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.
Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$76,383	$68,236	$308,054	$224,498
Cost of sales	30,070	24,564	111,828	87,399
Gross profit	46,313	43,672	196,226	137,099
Operating expenses:
Research and development	19,056	15,066	71,277	62,298
Selling, general and administrative	58,298	48,316	228,808	171,415
Total operating expenses	77,354	63,382	300,085	233,713
Loss from operations	(31,041)	(19,710)	(103,859)	(96,614)
Interest expense	(894)	(969)	(3,586)	(4,184)
Interest and other income, net	2,280	2,191	12,063	9,753
Loss before income taxes	(29,655)	(18,488)	(95,382)	(91,045)
Provision for income taxes	190	368	190	368
Net loss	$(29,845)	$(18,856)	$(95,572)	$(91,413)
Net loss per share, basic and diluted	$(0.53)	$(0.35)	$(1.72)	$(1.75)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	56,071	55,838	55,544	52,125

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net loss	$(29,845)	$(18,856)	$(95,572)	$(91,413)
Depreciation and amortization expense	1,709	1,453	6,390	5,234
Stock-based compensation expense	10,842	9,085	47,603	31,840
Interest (income) and interest expense, net	(1,719)	(2,017)	(8,632)	(6,711)
Adjusted EBITDA	$(19,013)	$(10,335)	$(50,211)	$(61,050)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2026 EBITDA Guidance
(Unaudited, in thousands)

	For the Year Ending December 31, 2026

	LOW	HIGH
Net loss	$(91,500)	$(78,500)
Depreciation and amortization expense	7,500	7,500
Stock-based compensation expense	59,000	59,000
Interest (income) and interest expense, net	(5,000)	(5,000)
Adjusted EBITDA	$(30,000)	$(17,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$286,503	$333,725
Accounts receivable, net	83,533	83,496
Inventory	70,694	56,168
Prepaid expenses and other current assets	9,648	8,453
Total current assets	450,378	481,842
Restricted cash, non-current	3,038	3,038
Property and equipment, net	30,399	26,709
Operating lease right-of-use assets, net	17,538	18,941
Intangible assets, net	709	932
Other assets	6,019	2,555
Total assets	$508,081	$534,017

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$17,285	$10,032
Accrued compensation	23,175	21,537
Deferred revenue	13,048	9,565
Operating leases, current	2,214	1,910
Loan facility liability	—	2,000
Other current liabilities	10,073	8,089
Total current liabilities	65,795	53,133
Long-term debt	51,615	51,472
Operating leases, non-current	24,654	26,868
Other liabilities	147	324
Total liabilities	142,211	131,797

Stockholders’ equity:
Additional paid-in capital	1,007,390	948,091
Accumulated other comprehensive gain	37	114
Accumulated deficit	(641,557)	(545,985)
Total stockholders’ equity	365,870	402,220
Total liabilities and stockholders’ equity	$508,081	$534,017

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
U.S.
System sales and rentals	$27,600	$27,636	$93,000	$78,614
Handpieces and other consumables	34,001	29,325	159,669	110,542
Service	4,986	3,428	17,709	11,316
Total U.S. revenue	66,587	60,389	270,378	200,472
Outside of U.S.
System sales and rentals	2,953	3,711	13,132	11,685
Handpieces and other consumables	5,977	3,684	21,777	10,914
Service	866	452	2,767	1,427
Total outside of U.S. revenue	9,796	7,847	37,676	24,026
Total revenue	$76,383	$68,236	$308,054	$224,498

PROCEPT BioRobotics Corporation
QUARTERLY U.S. INSTALL BASE AND PROCEDURES
(Unaudited, in thousands)

	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25	FY 23	FY 24	FY 25
U.S. Install Base
Beginning install base	167	192	233	271	315	354	400	445	505	547	595	653	167	315	505
Systems placed	25	41	38	44	39	46	45	60	42	48	58	65	148	190	213
Ending install base	192	233	271	315	354	400	445	505	547	595	653	718	315	505	718

U.S Procedures (000)	3.0	3.6	4.3	5.6	6.1	7.0	7.4	7.2	9.3	10.8	11.0	12.2	16.5	27.7	43.3